-FOR IMMEDIATE RELEASE -	Additional Information:
PO Box 218370	Larry Edwards x 200
Houston, TX 77218	Carl Schmidt x 203
281/492-0550
281/492-0615 -- fax

RELIABILITY INCORPORATED ANNOUNCES AGREEMENT TO SELL HEADQUARTERS BUILDING AND PLANS TO CLOSE SERVICES OPERATIONS

HOUSTON, TEXAS, April 18, 2006 - Reliability Incorporated (the "Company", OTC Pink Sheets: REAL.PK), today announced that it had entered into an agreement to sell its Houston headquarters building. Terms of the agreement call for a "feasibility period" (as defined in the agreement) of 30 days during which the purchaser may inspect and perform due diligence procedures with respect to the property. The purchaser may elect to terminate the agreement at any time during this 30-day feasibility period. After this period, the purchaser would forfeit $100,000 of earnest money to the Company, should it elect not to proceed with the transaction.

Closing of the transaction is scheduled to take place within 15 days following the expiration of the feasibility period. Estimated net proceeds to the Company are expected to be approximately $3.9 million and will be used to repay borrowings under the Company's term debt and line of credit agreements and to fund operations.

The Company also announced plans to close down its Services Division located in Singapore. The Division will continue to process customer devices through early May, at which time it will terminate substantially all of its 56 Singapore-based employees. Certain administrative employees will remain with the Division for a period of time to wind down its operations.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this report regarding Reliability's business which are not historical facts are "forward looking statements" that involve risks and uncertainties that may affect the operations, performance, development and results of the Company's business and include, but are not limited to, its ability to maintain sufficient liquidity to meet its obligations, maintaining compliance with the terms of its credit agreement, the impact of the significant reduction in research and development expenditures, limitations in its ability to fund capital expenditures to remain competitive, adverse changes in the global economy, sudden decreases in the demand for electronic products and semiconductors, the impact of competition, delays in product development schedules, delays due to technical difficulties related to developing and implementing technology, delays in delivery schedules, the ability to attract and maintain sufficient levels of people with specific technical talents, future results related to changes in demand for the Company's products and services and the Company's customers' products and services. Actual results may materially differ from projections.